Execution Version

$500,000,000
PLANTRONICS, INC.

4.750% Senior Notes due 2029

PURCHASE AGREEMENT
February 25, 2021

February 25, 2021

Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036

As Representative of the Initial Purchasers

Ladies and Gentlemen:

Plantronics, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several purchasers named in Schedule I hereto (the “Initial Purchasers”) $500,000,000 aggregate principal amount of the Company’s 4.750% Senior Notes due 2029 (the “Notes”). Morgan Stanley & Co. LLC has agreed to act as the representative of the several Initial Purchasers (the “Representative” or “you”) in connection with the offering and sale of the Notes.

The Securities (as defined herein) will be issued pursuant to the provisions of an indenture, to be dated as of March 4, 2021 (the “Indenture”), among the Company, the Guarantors (as defined herein) and U.S. Bank National Association, as trustee (the “Trustee”).

The payment of principal of, premium, if any, and interest on the Notes will be fully and unconditionally guaranteed on a senior, unsecured basis, jointly and severally, by (i) each entity listed on the signature pages hereof as each a “Guarantor” and (ii) any subsidiary of the Company formed or acquired after the Closing Date (as defined herein) that executes an additional guarantee in accordance with the terms of the Indenture, and their respective successors and assigns (collectively, the “Guarantors”), pursuant to their guarantees (the “Guarantees”). The Notes and the Guarantees attached thereto are herein collectively referred to as the “Securities”.

The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and in the Time of Sale Memorandum (as defined herein) and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (the “Subsequent Purchasers”) on the terms set forth in the Time of Sale Memorandum (the first time when sales of the Securities are made is referred to as the “Time of Sale”). The Securities will be offered without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to persons reasonably believed to be qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act (“Rule 144A”) and in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”). Pursuant to the terms of the Securities and the Indenture, investors who acquire Securities shall be deemed to have agreed that Securities may only be resold or otherwise transferred, after the date hereof, if such Securities are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemptions afforded by Rule 144A or Regulation S). The Company hereby confirms that it has authorized the use of the Time of Sale Memorandum, the Final Memorandum (as defined herein) in connection with the offer and sale of the Securities by the Initial Purchasers.

In connection with the sale of the Securities, the Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum, dated February 22, 2021 (the “Preliminary Memorandum”), and prepared and delivered to each Initial Purchaser copies of a pricing supplement, dated February 25, 2021 (the “Pricing Supplement”), substantially in the form attached hereto as Annex A, describing the terms of the Securities, each for use by such Initial Purchaser in connection with its solicitation of offers to purchase the Securities. For purposes of this Agreement, “Additional Written Offering Communication” means any written communication (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than the Preliminary Memorandum, the Pricing Supplement or the Final Memorandum; and the “Time of Sale Memorandum” means the Preliminary Memorandum together with the Pricing Supplement and each Additional Written Offering Communication or other information, if any, each identified in Schedule II hereto under the caption Time of Sale Memorandum. Promptly after this Agreement is executed and delivered, the Company will prepare and deliver to each Initial Purchaser a final offering memorandum, dated the date hereof (the “Final Memorandum”). As used herein, the terms “Preliminary Memorandum,” “Time of Sale Memorandum” and “Final Memorandum” shall include the documents, if any, incorporated by reference therein on the date hereof. The terms “supplement”, “amendment” and “amend” as used herein with respect to the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum shall include all documents subsequently filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

The Company intends to use the net proceeds of the Securities (a) to redeem in full (the “Refinancing”) the Company’s outstanding 5.500% Senior Notes due 2023 (the “Redeemed Notes”) and (b) to pay fees and expenses related thereto.

1.Representations and Warranties. Each of the Company and the Guarantors, jointly and severally, hereby represents and warrants to, and agrees with each Initial Purchaser that, as of the Time of Sale and as of the Closing Date:
(a)(i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) the Time of Sale Memorandum as of the Time of Sale does not, and as of the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) any Additional Written Offering Communication used or referred to by the Company, when considered together with the Time of Sale Memorandum, at the time of its use and at the Time of Sale did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iv) the Final Memorandum as of its date and as of the Closing Date will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements in or omissions from the Time of Sale Memorandum, the Final Memorandum or any Additional Written Offering Communication based upon information relating to any Initial Purchaser furnished to the Company in writing by any Initial Purchaser through you expressly for use therein as set forth in Section 8(b).
(b)Except for the Additional Written Offering Communications, if any, identified in Schedule II hereto, including electronic road shows, and furnished to you before first use, the Company has not used or referred to, and will not, without your prior consent, use or refer to, any Additional Written Offering Communication.
(c)The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to (i) own or lease its property and to conduct its business as described in the Time of Sale Memorandum and the Final Memorandum and (ii) enter into and perform its obligations under each of this Agreement, the Indenture and the Notes. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, have a material adverse effect on the business, properties, condition, financial or otherwise, or results of operation of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).
(d)Each significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act, a “Significant Subsidiary”) of the Company has been duly incorporated or formed, as applicable, is validly existing as a corporation, limited liability company or partnership, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, has the corporate, limited liability company or partnership power, as applicable, and authority to own or lease its property and to conduct its business as described in the Time of Sale Memorandum and the Final Memorandum and to enter into and perform its obligations under each of this Agreement, the Indenture and the Securities, as applicable. Each Significant Subsidiary of the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect; all of the issued shares of capital stock or other equity interests of each Significant Subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company (other than directors qualifying shares), free and clear of all liens, encumbrances, equities or claims, except as disclosed in the Time of Sale Memorandum and the Final Memorandum.
(e)This Agreement has been duly authorized, executed and delivered by the Company and each Guarantor.
(f)The Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and equitable principles of general applicability, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”), and will be entitled to the benefits of the Indenture pursuant to which such Notes are to be issued.
(g)The Guarantees of the Notes on the Closing Date will be in the form contemplated by the Indenture and have been duly authorized by the Guarantors for issuance pursuant to this Agreement and the Indenture; the Guarantees of the Notes, at the Closing Date, will be duly executed by each of the Guarantors and, when the Notes have been executed and authenticated in the manner provided for in the Indenture and issued and delivered against payment of the purchase price therefor, the Guarantees of the Notes will constitute valid and binding agreements of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture pursuant to which such Guarantees are to be issued.
(h)The Indenture has been duly authorized by the Company and the Guarantors and, on the Closing Date, will have been duly executed and delivered by the Company and each Guarantor, and will (assuming the due authorization, execution and delivery thereof by the other parties thereto) constitute a valid and binding agreement of, the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with its terms, subject to the Enforceability Exceptions.
(i)The Notes to be purchased by the Initial Purchasers from the Company will, on the Closing Date, be in the form contemplated by the Indenture. The Securities and the Indenture will conform in all material respects to the descriptions thereof in the Time of Sale Memorandum and the Final Memorandum.
(j)The Company has the capitalization as set forth in the Time of Sale Memorandum and the Final Memorandum under the caption “Capitalization”.
(k)The Company’s, and each Guarantor’s, execution, delivery and performance of this Agreement and the Indenture, and the issuance and delivery of the Securities and consummation of the transactions contemplated hereby and thereby and by the Time of Sale Memorandum and the Final Memorandum (i) will not result in any violation of the provisions of the charter, bylaws or other constitutive document of the Company or each Guarantor, (ii) will not conflict with or constitute a breach of, or default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any Existing Instrument, except for such conflicts, breaches, defaults, Debt Repayment Triggering Events, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse

Effect, and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any subsidiary that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. As used herein, (1) a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries and (2) an “Existing Instrument” means any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its Significant Subsidiaries is a party or by which it or any of them may be bound (including, without limitation, the (x) Indenture, dated as of May 27, 2015, governing the Company’s 5.500% Senior Notes due 2023 and (y) the Credit Agreement dated as of July 2, 2018 among the Company, Wells Fargo Bank, National Association, and the lenders from time to time thereto (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of May 21, 2019, as further amended by that certain Amendment No. 2 to Credit Agreement, dated as of February 20, 2020, and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”)), or to which any of the property or assets of the Company or any of its Significant Subsidiaries is subject.
(l)Neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any Existing Instrument; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.
(m)No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the Company’s and the Guarantors’ execution, delivery and performance of this Agreement or the Indenture, or the issuance and delivery of the Securities, or consummation of the transactions contemplated hereby and thereby and by the Time of Sale Memorandum and the Final Memorandum, except such as have been obtained or made by the Company and the Guarantors and are in full force and effect under the Securities Act, applicable securities laws of the several states of the United States or provinces of Canada or except where the failure to obtain such consents, individually or in the aggregate would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or adversely affect the consummation of the transactions contemplated in this Agreement, the Time of Sale Memorandum and the Final Memorandum.
(n)There has not occurred any material adverse change, or any development that would reasonably be expected to lead to a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or results of operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum and the Final Memorandum (exclusive of any amendment or supplement).
(o)Subsequent to the respective dates as of which information is given in each of the Time of Sale Memorandum and the Final Memorandum, (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction; (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any material change in the capital stock or other equity interests, short term debt or long term debt of the Company and its subsidiaries.
(p)Other than as set forth in the Time of Sale Memorandum and the Final Memorandum, there are no legal or governmental proceedings pending or, to the Company’s and the Guarantors’ knowledge, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the power or ability of the Company and the Guarantors to perform their respective obligations under this Agreement, the Indenture or the Securities, or to consummate the transactions contemplated by each of this Agreement, the Time of Sale Memorandum and the Final Memorandum.
(q)Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) each of the Company and its subsidiaries and their respective operations and facilities are in compliance with, and not subject to any known liabilities under, applicable Environmental Laws, which compliance includes, without limitation, having obtained and being in compliance with any permits, licenses or other governmental authorizations or approvals, and having made all filings and provided all financial assurances and notices, required for the ownership and operation of the business, properties and facilities of the Company or its subsidiaries under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) neither the Company nor any of its subsidiaries has received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is in violation of any Environmental Law; (iii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice by any person or entity alleging actual or potential liability on the part of the Company or any of its subsidiaries based on or pursuant to any Environmental Law pending or, to the Company’s or any Guarantor’s knowledge, threatened in writing against the Company or any of its subsidiaries or any person or entity whose liability under or pursuant to any Environmental Law the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law; (iv) neither the Company nor any of its subsidiaries is conducting or paying for, in whole or in part, any investigation, response or other corrective action pursuant to any Environmental Law at any site or facility, nor is any of them subject or a party to any order, judgment, decree, contract or agreement which imposes any obligation or liability under any Environmental Law; (v) no lien, charge, encumbrance or restriction has been recorded pursuant to any Environmental Law with respect to any assets, facility or property owned, operated or leased by the Company or any of its subsidiaries; and (vi) there are no past or present actions, activities, circumstances, conditions or occurrences, including, without limitation, the Release or threatened Release of any Material of Environmental Concern, that could reasonably be expected to result in a violation of or liability under any Environmental Law on the part of the Company or any of its subsidiaries, including without limitation, any such liability which the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.
For purposes of this Agreement, “Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna. “Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, ordinances, codes, orders, decrees, judgments and injunctions issued, promulgated or entered thereunder, relating to pollution or protection of the Environment or human health, including without limitation, those relating to (i) the Release or threatened Release of Materials of Environmental Concern; and (ii) the manufacture, processing, distribution, use, generation, treatment, storage, transport, handling or recycling of Materials of Environmental Concern. “Materials of Environmental Concern” means any substance, material, pollutant, contaminant, chemical, waste, compound, or constituent, in any form, including without limitation, petroleum and petroleum products, subject to regulation or which can give rise to liability under any Environmental Law. “Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.
(r)The Company and each Guarantor is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Time of Sale Memorandum and the Final Memorandum will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).
(s)None of the Company, any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”), or any person acting on its or their behalf (other than the Initial Purchasers or any person acting on their behalf, as to whom the Company makes no representation or warranty) has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the sale of the Securities to be registered under the Securities Act. None of the Company, its Affiliates, or any person acting on its or any of their behalf (other than the Initial Purchasers or their Affiliates or any person acting on their behalf, as to whom the Company makes no representation or warranty) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) under the Securities Act.
(t)With respect to those Securities sold in reliance upon Regulation S, (i) none of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers or any person acting on their behalf, as to whom the Company makes no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company and its Affiliates and any person acting on its or their behalf (other than the Initial Purchasers or any person acting on their behalf, as to whom the Company and the Guarantors make no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.
(u)Subject to compliance by the Initial Purchasers with the procedures set forth in Section 7 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser by the Initial Purchasers in the manner contemplated by this Agreement and each of the Time of Sale Memorandum and the Final Memorandum to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).
(v)The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.
(w)Except as disclosed in the Company’s filings under the Exchange Act, (i) neither the Company nor any of its subsidiaries or affiliates, nor any director, officer, or employee, nor, to the Company’s or any Guarantor’s knowledge, any agent or representative of the Company or of any of its subsidiaries or affiliates, has for the past five years taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) (“Government Official”) in order to influence official action, or to any person in violation of any applicable anti-corruption laws; (ii) the Company and each of its subsidiaries and affiliates have for the past five years conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained and enforce and will continue to maintain and enforce policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained in this clause (v); and (iii) neither the Company nor any of its subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws.

(x)The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or any Guarantor, threatened.
(y)(i) Neither the Company nor any of its subsidiaries, nor, to the Company’s or any Guarantor’s knowledge, any of their respective directors, officers, employees or affiliates or any of their respective agents, is an individual or entity (“Person”) that is, or is owned or controlled by one or more Persons that are:
(A)the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over the Company or any of its subsidiaries (collectively, “Sanctions”), or
(B)located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea and Syria) in violation of Sanctions.
(ii)The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:
(A)to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, in each case in violation of Sanctions; or
(B)in any other manner that will result in a violation of Sanctions applicable to any Person participating in the offering, whether as underwriter, initial purchaser, advisor, investor or otherwise.
(z)PricewaterhouseCoopers LLP (“PWC”), which expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules included or incorporated by reference in each of the Time of Sale Memorandum and the Final Memorandum, is an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act and any rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States), and any non-audit services provided to the Company by PWC have been approved by the audit committee of the board of directors of the Company.
(aa)The financial statements, together with the related schedules and notes, included or incorporated by reference in each of the Time of Sale Memorandum and the Final Memorandum present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods covered thereby, except for any normal year-end adjustments in the Company’s quarterly financial statements. The other financial information included or incorporated by reference in each of the Time of Sale Memorandum and the Final Memorandum has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly in all material respects the information shown thereby. The financial data set forth in the Time of Sale Memorandum and the Final Memorandum under the caption “Summary—Summary Consolidated Financial Information and Other Data” fairly present, in all material respects, the information set forth therein on a basis consistent with that of the audited financial statements contained in the Time of Sale Memorandum and the Final Memorandum. The statistical and market-related data and forward-looking statements included or incorporated by reference in each of the Time of Sale Memorandum and the Final Memorandum are based on or derived from sources that the Company and the Guarantors reasonably and in good faith believe to be reliable and accurate and such data is consistent with the sources from which they are derived, in each case in all material respects and, in the case of forward-looking statements, represent their good faith estimates that are made on the basis of data derived from such sources.
(bb)    (i) The Company and its subsidiaries own or have a valid license to all patents, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Intellectual Property Rights”) used in or reasonably necessary to the conduct of their businesses; (ii) the Intellectual Property Rights owned by the Company and its subsidiaries and, to the Company’s and each Guarantor’s knowledge, the Intellectual Property Rights licensed to the Company and its subsidiaries, are valid, subsisting and enforceable, and there is no pending or, to the Company’s and each Guarantor’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity, scope or enforceability of any such Intellectual Property Rights; (iii) neither the Company nor any of its subsidiaries has received any notice alleging any infringement, misappropriation or other violation of Intellectual Property Rights, except as would not, individually or in the aggregate, reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; (iv) to the Company’s and each Guarantor’s knowledge, no third party is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property Rights owned by the Company; (v) neither the Company nor any of its subsidiaries infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property Rights, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (vi) all employees or contractors engaged in the development of material Intellectual Property Rights on behalf of the Company or any of its subsidiaries have executed an invention assignment agreement whereby such employees or contractors presently assign all of their right, title and interest in and to such Intellectual Property Rights to the Company or the applicable subsidiary, and to the Company’s and each Guarantor’s knowledge no such agreement has been breached or violated; and (vii) the Company and its subsidiaries use, and have used, commercially reasonable efforts to appropriately maintain all information intended to be maintained as a trade secret.
(cc)    (i) The Company and each of its subsidiaries have complied and are presently in compliance in all material respects with their respective privacy policies, contractual obligations, required industry standards and any applicable laws, statutes, judgments, orders, rules and regulations of any court or arbitrator or other governmental or regulatory authority and any other legal obligations, in each case, relating to the collection, use, transfer, import, export, storage, protection, disposal and disclosure by the Company or any of its subsidiaries of personal, personally identifiable, household, sensitive, confidential or regulated data (“Data Security Obligations”, and such data, “Data”); and (ii) there is no notification, complaint, inquiry, investigation, action, suit or proceeding pending or threatened alleging non-compliance with any Data Security Obligation, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(dd)    The Company and its subsidiaries have used reasonable efforts to establish and maintain, and have established, maintained, implemented and complied with, reasonable information technology, information security, cyber security and data protection controls, policies and procedures, including oversight, access controls, encryption, technological and physical safeguards and business continuity/disaster recovery and security plans that are designed to protect against and prevent breach, destruction, loss, unauthorized distribution, use, access, disablement, misappropriation or modification, or other compromise or misuse of or relating to any information technology system or Data (“IT Systems and Data”) used in connection with the operation of the Company’s and its subsidiaries’ businesses (any such breach, destruction, loss, unauthorized distribution, use, access, disablement, misappropriation or modification, or other compromise or misuse collectively, “Breach”). There has been no material Breach, and the Company and its subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any such Breach.
(ee)    The Company and its Significant Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any of its Significant Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect, except as described in the Time of Sale Memorandum and the Final Memorandum.

(ff)    Except as disclosed in the Time of Sale Memorandum and the Final Memorandum, the Company and its subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects except those that (i) do not materially affect the value of such property or (ii) do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (iii) would not reasonably be expected, individually or in the aggregate, to have an Material Adverse Effect.
(gg)    The Company and each of its Significant Subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not have, individually or in the aggregate, a Material Adverse Effect, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of its Significant Subsidiaries which has had (nor does the Company nor any of its Significant Subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or its Significant Subsidiaries and which could reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect.
(hh)    The Company and each of its Significant Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; neither the Company nor any of its Significant Subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its Significant Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have, individually or in the aggregate, a Material Adverse Effect, except as described in the Time of Sale Memorandum and the Final Memorandum.
(ii)    None of the Company or any of the Guarantors has taken and none will take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.
(jj)    The Company and its subsidiaries and their respective officers and directors are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).
(kk)    The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company maintains a system of accounting controls that is in compliance with the Sarbanes-Oxley Act and is sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) of which the Company is aware and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
(ll)    The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its subsidiaries is made known to the chief executive officer and chief financial officer of the Company by others within the Company or any of its subsidiaries, and such disclosure controls and procedures are reasonably effective to perform the functions for which they were established subject to the limitations of any such control system; the Company’s auditors and the audit committee of the board of directors of the Company have been advised of: (i) any significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.
(mm)    The Company and its subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974 (as amended, “ERISA,” which term, as used herein, includes the regulations and published interpretations thereunder) established or maintained by the Company and its subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company or a subsidiary of the Company, any member of any group of organizations described in Section 414 of the Internal Revenue Code of 1986 (as amended, the “Code,” which term, as used herein, includes the regulations and published interpretations thereunder) of which the Company or such subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates. No “employee benefit plan” established or maintained by the Company or its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company or its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each “employee benefit plan” established or maintained by the Company or its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401 of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.
(nn)    No material labor dispute with the employees of the Company or any of its Significant Subsidiaries exists, except as described in the Time of Sale Memorandum and the Final Memorandum, or, to the knowledge of the Company or any Guarantor, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(oo)    The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum and the Final Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.
2.Agreements to Sell and Purchase. Each of the Company and the Guarantors hereby agrees to issue and sell to the Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the terms and conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company and the Guarantors the respective principal amount of Securities set forth in Schedule I hereto opposite its name at a purchase price of 99.250% of the principal amount thereof (the “Purchase Price”), plus accrued and unpaid interest, if any, from March 4, 2021 to the Closing Date (as defined below).
3.Terms of Offering. You have advised the Company that the Initial Purchasers will make an offering of the Securities purchased by the Initial Purchaser hereunder as soon as practicable after this Agreement is entered into as in your judgment is advisable.
4.Payment and Delivery. Payment for the Securities shall be made to the Company in federal or other funds immediately available in New York City against delivery of such Securities for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on March 4, 2021, or at such other time on the same or such other date, not later than March 11, 2021, as shall be designated in writing by the Company and Morgan Stanley & Co. LLC. The time and date of such payment are hereinafter referred to as the “Closing Date.” Such delivery and payment shall be made at the offices of Cahill Gordon & Reindel LLP, 32 Old Slip, New York, New York 10005 (or such other place as may be agreed to by the Company and Morgan Stanley & Co. LLC).
The Securities shall be in definitive form or global form, as specified by the Representative, and registered in such names and in such denominations as the Representative shall request in writing not later than one full business day prior to the Closing Date. The Securities shall be delivered to the Representative on the Closing Date for the respective accounts of the Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchasers duly paid, against payment of the Purchase Price therefor plus accrued interest, if any, to the date of payment and delivery. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a condition to the obligations of the Initial Purchasers.
5.Conditions to the Initial Purchasers’ Obligations. The several obligations of the Initial Purchasers to purchase and pay for the Securities as provided herein on the Closing Date are subject to the satisfaction or waiver, as determined by the Representative in its sole discretion, of the following conditions precedent on or prior to the Closing Date:
a.Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:
(i)there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the securities of the Company or in the rating outlook for the Company by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and
(ii)there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or results of operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum (exclusive of any amendment or supplement) provided to the prospective purchasers of the Securities that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to proceed with the offering, sale of delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum (exclusive of any amendment or supplement) or to enforce contracts for the sale of the Securities.
b.The representations and warranties of the Company and each Guarantor contained in this Agreement shall be true and correct on and as of the Time of Sale and on and as of the Closing Date as if made on and as of the Closing Date; the statements of the Company’s officers made pursuant to any certificate delivered in accordance with the provisions hereof shall be true and correct on and as of the date made and on and as of the Closing Date; the Company and each Guarantor shall have performed all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date.
c.The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by the Chief Executive Officer or President of the Company and each Guarantor and the Chief Financial Officer or Chief Accounting Officer of the Company and each Guarantor to the effect set forth in Section 5(a)(i), 5(a)(ii), and 5(b); and that the sale of the Securities has not been enjoined (temporarily or permanently).
d.The Initial Purchasers shall have received on the Closing Date an opinion and negative assurance letter of Foley & Lardner LLP, outside counsel for the Company, dated the Closing Date and in form and substance satisfactory to the Representative. Such opinion and letter shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein.
e.The Initial Purchasers shall have received on the Closing Date an opinion and negative assurance letter of Cahill Gordon & Reindel LLP, counsel for the Initial Purchasers, dated the Closing Date, with respect to such matters as may be reasonably requested by the Initial Purchasers.
f.On the date hereof, the Initial Purchasers shall have received from PWC, a “comfort letter” dated the date hereof addressed to the Initial Purchasers, in form and substance satisfactory to the Representative, covering the financial information in the Time of Sale Memorandum and other customary matters. In addition, on the Closing Date, the Initial Purchasers shall have received from such accountants a “bring-down comfort letter” dated the Closing Date addressed to the Initial Purchasers, in form and substance satisfactory to the Representative, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the financial information in the Final Memorandum and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than three days prior to the Closing Date.
g.The Company and the Guarantors shall have executed and delivered the Indenture, in form and substance reasonably satisfactory to the Initial Purchasers, and the Initial Purchasers shall have received executed copies thereof.
h.The sale of the Securities shall not be enjoined (temporarily or permanently) on the Closing Date.
i.On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such information, documents, letters and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.
j.The Refinancing shall have occurred substantially concurrently with the Closing Date, including (i) the issuance by the Company of an irrevocable notice of redemption for the Redeemed Notes to the trustee with respect to the Redeemed Notes in accordance with the terms of the indenture governing the Redeemed Notes and the receipt by the Initial Purchasers of a copy of such notice and (ii) satisfactory evidence that the Redeemed Notes shall have been satisfied and discharged in accordance with the terms of the indenture governing the Redeemed Notes.
If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Representative by notice to the Company at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Sections 6(g), 8 and 11 hereof shall at all times be effective and shall survive such termination.
6.Covenants of the Company. Each of the Company and the Guarantors, jointly and severally, covenants with each Initial Purchaser as follows:
(a)To furnish to you in New York City, without charge, as promptly as practicable following the Time of Sale and in any event not later than the second business day following the date hereof and during the period mentioned in Section 6(d) or (e), as many copies of the Time of Sale Memorandum, the Final Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request.
(b)During the Distribution Period (as defined herein), before amending or supplementing the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum, to furnish to you a copy of each such proposed amendment or supplement prior to any proposed use, amendment or filing and not to use any such proposed amendment or supplement to which you reasonably object; provided that the Company shall have the right to file with the Commission any report required to be filed by the Company under the Exchange Act no later than the time period required by the Exchange Act.
(c)To furnish to you a copy of each proposed Additional Written Offering Communication to be prepared by or on behalf of, used by, or referred to by the Company or the Guarantors and not to use or refer to any proposed Additional Written Offering Communication to which you reasonably object.
(d)If the Time of Sale Memorandum is being used to solicit offers to buy the Securities at a time when the Final Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Memorandum in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or if, in the judgment of the Representative or counsel for the Initial Purchasers, it is necessary to amend or supplement the Time of Sale Memorandum to comply with applicable law, subject to clause (b) above, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers and to any dealer upon request, either amendments or supplements to the Time of Sale Memorandum so that the statements in the Time of Sale Memorandum as so amended or supplemented will not, in the light of the circumstances under which they are made, when delivered to a Subsequent Purchaser, be misleading or so that the Time of Sale Memorandum, as amended or supplemented, will comply with applicable law.
(e)If, during such period after the date hereof and prior to completion of the distribution of the Securities by the Initial Purchasers (the “Distribution Period”), any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or if, in the judgment of the Representative or counsel for the Initial Purchasers, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, subject to clause (b) above, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances under which they are made, when delivered to a Subsequent Purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.
(f)(i) To cooperate with the Representative and counsel for the Initial Purchasers to qualify or register (or to obtain exemptions from qualifying or registering) all or any part of the Securities for offer and sale under the securities laws of the several states of the United States, the provinces of Canada or any other jurisdictions designated by the Initial Purchasers, and to comply with such laws and to continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Securities and (ii) to advise the Representative promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, to use its commercially reasonable efforts to obtain the withdrawal thereof at the earliest possible moment. Notwithstanding the foregoing, none of the Company or any of the Guarantors shall be required to qualify as a foreign corporation or other entity or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation or other entity.
(g)Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants and other advisors in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the issuance and sale of the Securities, including, without limitation, in connection with the preparation, printing, filing, shipping and distribution of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, any Additional Written Offering Communication and any amendments and supplements to any of the foregoing, this Agreement, the Indenture and the Securities, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchasers, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Initial Purchasers, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Securities, (v) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading any appropriate market system, (vi) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (vii) the cost of the preparation, issuance and delivery of the Securities, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show (it being understood that the Initial Purchasers, collectively, will bear one-half of the costs associated with any chartered aircraft), (ix) the document production charges and expenses associated with printing this Agreement and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8, and the last paragraph of Section 11, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel.
(h)Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Company and the Guarantors to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to the Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof or by Rule 144A or by Regulation S thereunder.
(i)Not to solicit any offer to buy or offer or sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Rule 502(c) of Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.
(j)(i) Prior to the Closing Date, to furnish to the Initial Purchasers, as soon as they have been prepared, a copy of any audited annual financial statements or unaudited interim financial statements of the Company for any period subsequent to the period covered by the most recent financial statements appearing in the Time of Sale

Memorandum and the Final Memorandum; and (ii) while any of the Securities remain outstanding, to make available, upon request, to any holder of such Securities and any prospective purchasers thereof the information specified in Rule 144A(d)(4) under the Securities Act, unless at such time the Company shall be subject to Section 13 or 15(d) of the Exchange Act and shall have filed all reports required to be filed pursuant to such Sections and the related rules and regulations of the Commission.
(k)During the period of two years after the Closing Date, the Company and each of the Guarantors will not be, nor will it become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.
(l)None of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers or any person acting on their behalf) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities, and the Company and its Affiliates and each person acting on its or their behalf (other than the Initial Purchasers or any person acting on their behalf) will comply with the offering restrictions requirement of Regulation S.
(m)During the period of one year after the Closing Date, the Company will not, and will not permit any person that is an affiliate (as defined in Rule 144 under the Securities Act) at such time (or has been an affiliate within the three months preceding such time) to, resell any of the Securities that have been acquired by any of them except for sales of Securities purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act or pursuant to any exemption under the Securities Act that results in such Securities not being “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.
(n)Not to take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.
(o)To apply the net proceeds from the sale of the Securities in the manner described under the caption “Use of Proceeds” in the Time of Sale Memorandum and the Final Memorandum.
(p)During the period of 90 days following the date hereof, the Company will not and will not permit any of its subsidiaries to, without the prior written consent of Morgan Stanley & Co. LLC (which consent may be withheld at the sole discretion of Morgan Stanley & Co. LLC), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company or any subsidiary of the Company or securities exchangeable for or convertible into debt securities of the Company or any subsidiary of the Company (other than as contemplated by this Agreement).
7.Offering of Securities; Restrictions on Transfer. (a) Each Initial Purchaser, severally and not jointly, represents and warrants to the Company that such Initial Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”). Each Initial Purchaser, severally and not jointly, agrees with the Company that (i) it will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act and (ii) it will solicit offers for such Securities only from, and will offer such Securities only to (A) persons that it reasonably believes to be QIBs or (B) to persons other than U.S. persons outside the United States (“foreign purchasers,” which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act that, in each case, in purchasing such Securities are deemed to have represented and agreed as provided in the Final Memorandum under the caption “Notice to Investors”.
(b)    Each Initial Purchaser, severally and not jointly, represents, warrants, and agrees (on behalf of itself and any person acting on their behalf) with respect to offers and sales outside the United States that:
(i)such Initial Purchaser understands that no action has been or will be taken in any jurisdiction by the Company or the Guarantors that would permit a public offering of the Securities, or possession or distribution of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required;
(ii)such Initial Purchaser will comply with all relevant laws, regulations and directives in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any such other material, in all cases at its own expense;
(iii)the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A under the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act;
(iv)such Initial Purchaser has offered the Securities and will offer and sell the Securities (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S or as otherwise permitted in Section 7(a); accordingly, neither such Initial Purchaser, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and any such Initial Purchaser, its Affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S;

(v)such Initial Purchaser, severally and not jointly, represents and warrants and agrees with the Company and the Guarantors that:
(A)it has not and will not offer, sell or otherwise make available the Securities to any retail investor in the European Economic Area (the “EEA”). For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended or superseded, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”) and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe to the Securities;
(B)it has not and will not offer, sell or otherwise make available the Securities to any retail investor in the United Kingdom (the “UK”). For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe to the Securities;
(C)it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or any Guarantor; or
(D)it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

(vi)such Initial Purchaser agrees that, at or prior to confirmation of sales of the Securities, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:
“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S.”
Terms used in this Section 7(b) have the meanings given to them by Regulation S, unless otherwise indicated.
8.Indemnity and Contribution. (a) Each of the Company and the Guarantors, jointly and severally, agrees to indemnify and hold harmless each Initial Purchaser, its directors and officers and each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of each Initial Purchaser within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim, as such expenses are incurred) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Time of Sale Memorandum or any amendment or supplement thereto, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company, or the Final Memorandum or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Initial Purchaser furnished in writing to the Company by such Initial Purchaser through the Representative expressly for use in the Preliminary Memorandum, the Pricing Supplement, any Additional Written Offering Communication or the Final Memorandum (or any amendment or supplement thereto), it being understood and agreed that the only such written information furnished by such Initial Purchaser through the Representative consists of the information described as such in paragraph (b) below. The indemnity agreement set forth in this Section 8(a) shall be in addition to any liabilities that the Company and the Guarantors may otherwise have.
(b)    Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, each Guarantor, each of their respective directors, officers and each person, if any, who controls the Company or any Guarantor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished in writing to the Company by such Initial Purchaser through the Representative expressly for use in the Preliminary Memorandum, the Pricing Supplement, any Additional Written Offering Communication or the Final Memorandum (or any amendment or supplement thereto). Each of the Company and the Guarantors hereby acknowledges that the only information that the Initial Purchasers through the Representative have furnished in writing to the Company expressly for use in the Preliminary Memorandum, the Time of Sale Memorandum, any Additional Written Offering Communication or the Final Memorandum (or any amendment or supplement thereto) are the statements set forth in (i) the third paragraph, (ii) the fourth sentence of the sixth paragraph and (iii) the first through fourth sentences of the eighth paragraph under the caption “Plan of Distribution” in the Preliminary Memorandum and the Final Memorandum. The indemnity agreement set forth in this Section 8(b) shall be in addition to any liabilities that each Initial Purchaser may otherwise have.
(c)    In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing; provided, however, that the failure to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 8 except to the extent that it has been materially prejudiced by such failure (through the forfeiture of substantive rights and defenses) and shall not relieve the indemnifying party from any liability that the indemnifying party may have to an indemnified party other than under this Section 8. The indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party, (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party, or (iv) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley & Co. LLC, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any indemnified party.
(d)    To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchasers on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company and the Guarantors on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchasers bear to the aggregate offering price of the Securities. The relative fault of the Company and the Guarantors on the one hand and of the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Guarantors, or by the Initial Purchasers, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amount of Securities they have purchased hereunder as set forth opposite their names in Schedule I hereto, and not joint.
(e)    The Company and the Guarantors and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to Section 8(d) were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (e), no Initial Purchaser shall be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Initial Purchaser under this Agreement, less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.
(f)    The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser, its officers or directors or any person controlling any Initial Purchaser or any affiliate of any Initial Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.
9.Termination. The Representative may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to or on the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the NYSE American, the NASDAQ Global Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over the counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in the judgment of the Representative, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, the judgment of the Representative, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum or the Final Memorandum.
10.Effectiveness; Defaulting Initial Purchasers. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.
If, on the Closing Date, any one or more of the Initial Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one tenth of the aggregate principal amount of Securities to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Securities set forth opposite the names of all such non defaulting Initial Purchasers, or in such other proportions as may be specified by the Representative with the consent of the non-defaulting Initial Purchasers, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on the Closing Date; provided that in no event shall the principal amount of Securities that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one ninth of such principal amount of Securities without the written consent of such Initial Purchaser. If, on the Closing Date any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Securities which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Securities with respect to which such default occurs is more than one tenth of the aggregate principal amount of Securities to be purchased on the Closing Date, and arrangements satisfactory to the non-defaulting Initial Purchasers and the Company for the purchase of such Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or of the Company or any Guarantor except that the provisions of Sections 6(g), 8 and 11 hereof shall at all times be effective and shall survive such termination. In any such case either the Representative or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Time of Sale Memorandum, the Final Memorandum or in any other documents or arrangements may be effected. As used in this Agreement, the term “Initial Purchaser” shall be deemed to include any person substituted for a defaulting Initial Purchaser under this Section 10. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.
11.Reimbursement of the Expenses of the Initial Purchasers. If this Agreement shall be terminated by the Representative pursuant to Section 9 or because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company and the Guarantors shall be unable to perform their obligations under this Agreement, the Company and the Guarantors will reimburse the Initial Purchasers, severally, upon demand for all out of pocket expenses that are documented in reasonable detail in writing to the Company (including the fees and disbursements of their counsel) reasonably incurred by such Initial Purchasers in connection with this Agreement or the offering contemplated hereunder.
12.Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement among the Company, the Guarantors and the Initial Purchasers with respect to the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, the conduct of the offering, and the purchase and sale of the Securities.
(b)    This Agreement supersedes all prior agreements and understandings (whether written or oral) among the Company, the Guarantors and the Initial Purchasers, or any of them, with respect to the subject matter hereof.

(c)    The Company and the Guarantors acknowledge that in connection with the offering of the Securities: (i) the Initial Purchasers have acted at arms’ length, are not agents of, and owe no fiduciary duties to, the Company, the Guarantors or any other person, (ii) the Initial Purchasers owe the Company and the Guarantors only those duties and obligations set forth in this Agreement, any contemporaneous written agreements and prior written agreements (to the extent not superseded by this Agreement) if any, (iii) the Initial Purchasers may have interests that differ from those of the Company and the Guarantors, and (iv) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby, and the Company and the Guarantors have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. The Company and the Guarantors waive to the full extent permitted by applicable law any claims it may have against the Initial Purchasers arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.
13.Recognition of the U.S. Special Resolution Regimes. (a) In the event that any Initial Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Initial Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United State.
(b)    In the event that any Initial Purchaser that is a Covered Entity or a BHC Act Affiliate of such Initial Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Initial Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
For purposes of this Section a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
14.Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
15.Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the indemnified parties referred to in Section 8 hereof, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any Subsequent Purchaser or other purchaser of the Securities as such from any of the Initial Purchasers merely by reason of such purchase.
16.Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.
17.Authority of the Representative. Any action by the Initial Purchasers hereunder may be taken by the Representative on behalf of the Initial Purchasers, and any such action taken by the Representative shall be binding upon the Initial Purchasers.
18.Applicable Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.
a.Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Related Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum. Each party not located in the United States irrevocably appoints CT Corporation System as its agent to receive service of process or other legal summons for purposes of any Related Proceeding that may be instituted in any Specified Court.
19.Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

20.Compliance with USA Patriot Act. In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company and each of the Guarantors, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.
21.Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Initial Purchasers shall be delivered, mailed or sent to you in care of Morgan Stanley & Co. LLC, at 1585 Broadway, New York, New York 10036, Attention: High Yield Syndicate Desk, with a copy to the Legal Department; and if to the Company shall be delivered, mailed or sent to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attention: General Counsel.
[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

PLANTRONICS, INC.

By: /s/ Charles D. Boynton
    Name: Charles D. Boynton
Title: Executive Vice President and
     Chief Financial Officer

GUARANTOR:

POLYCOM, INC.

By: /s/ Pamela Fields
    Name: Pamela Fields
Title: President and
Chief Executive Officer

[Signature Page to Purchase Agreement]

Accepted as of the date hereof

Morgan Stanley & Co. LLC

Acting on behalf of itself and as the
Representative of the several Initial Purchasers
named in Schedule I hereto.

By: Morgan Stanley & Co. LLC

By:      /s/ Brian Sanderson
Name: Brian Sanderson
Title: Authorized Signatory

[Signature Page to Purchase Agreement]

SCHEDULE I

Initial Purchaser	PRINCIPAL AMOUNT of Securities to be Purchased
Morgan Stanley & Co. LLC	$175,000,000.00
BofA Securities, Inc.	95,000,000.00
J.P. Morgan Securities LLC	95,000,000.00
Wells Fargo Securities, LLC	95,000,000.00
Cowen and Company, LLC	20,000,000.00
Evercore Group L.L.C.	20,000,000.00
Total:	$500,000,000.00

I-1

SCHEDULE II

Time of Sale Memorandum

Time of Sale Memorandum
1. Preliminary Memorandum issued February 22, 2021
2. Pricing supplement, dated February 25, 2021
Permitted Additional Written Offering Communications
None.

II-1

ANNEX A

PRICING SUPPLEMENT

[See Attached]

Ann. A-1

PRICING SUPPLEMENT STRICTLY CONFIDENTIAL
$500,000,000

Plantronics, Inc.

4.750% Senior Notes due 2029
February 25, 2021

Pricing Supplement, dated February 25, 2021, to the Preliminary Offering Memorandum, dated February 22, 2021, of the Issuer.

This Pricing Supplement is qualified in its entirety by reference to the Preliminary Offering Memorandum.

Capitalized terms used below have the meanings given in the Preliminary Offering Memorandum. The information in this Pricing Supplement supplements the Preliminary Offering Memorandum and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. Other information (including financial information) presented in the Preliminary Offering Memorandum is deemed to have changed to the extent affected by the changes described herein, including, without limitation, the sections entitled “Use of Proceeds” and “Capitalization.”

Issuer:	Plantronics, Inc.
Title of Securities:	4.750% Senior Notes due 2029 (the “Notes”)
Principal Amount:	$500,000,000
Issue Price	100.000%, plus accrued interest, if any, from March 4, 2021
Gross Proceeds:	$500,000,000
Coupon:	4.750%
Yield to Maturity:	4.750%
Maturity Date:	March 1, 2029
Interest Payment Dates:	March 1 and September 1
Record Dates:	Feb 15 and August 15
First Interest Payment Date:	September 1, 2021
Make Whole Redemption:
At any time prior to March 1, 2024, the Notes may be redeemed at any time and from time to time, at the option of the Issuer, at a redemption price equal to 100% of the principal amount thereof plus the Make Whole Premium as of, and accrued but unpaid interest, if any, to, but excluding, the Redemption Date.

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This Pricing Supplement is qualified in its entirety by reference to the
Preliminary Offering Memorandum dated February 22, 2021

Optional Redemption:	At any time on or after March 1, 2024, the Notes will be subject to redemption at the Issuer’s option, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below, plus accrued and unpaid interest to, but excluding the Redemption Date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below.
	Year	Percentage
	2024	102.375%
	2025	101.188%
	2026 and thereafter	100.000%

Optional Redemption Upon Certain Equity Offerings:	The Issuer may redeem up to 40% of the Notes at 104.750% prior to March 1, 2024 with the net cash proceeds from certain equity offerings
Change of Control:	101%
Joint Book-Running Managers:	Morgan Stanley & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Co-Managers:	Cowen and Company, LLC Evercore Group L.L.C.
Trade Date:	February 25, 2021
Settlement Date:	March 4, 2021 (T+5)

We expect to deliver the Notes against payment for the Notes on or about March 4, 2021, which is the fifth business day following the date of the pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the Notes will not initially settle in T+2, to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisors.

Use of Proceeds:
We intend to use the proceeds from the offering of the Notes, along with cash on hand, to fund the redemption in full of our outstanding 5.50% Senior Notes due 2023 (the “2023 notes”) and to pay related fees and expenses. To the extent the net proceeds from the sale of the Notes exceeds the aggregate redemption price of the 2023 notes, we will use such excess for general corporate purposes, which may include repaying amounts outstanding under our secured term loan.

CUSIP:	144A: 727493 AC2
	Reg. S: U7260P AB7
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This Pricing Supplement is qualified in its entirety by reference to the
Preliminary Offering Memorandum dated February 22, 2021

ISIN:	144A: US727493AC24
Reg. S: USU7260PAB77
Distribution:	144A/Regulation S for life
Denominations/Multiples:	$2,000 x $1,000
Certain Changes to the Preliminary Offering Memorandum
The Issuer intends to provide notice on the Closing Date to the holders of all outstanding $480.7 million aggregate principal amount of the 2023 notes that the Issuer has elected to redeem the 2023 notes on or about May 15, 2021 at a redemption price equal to 100.0% of the principal amount thereof plus accrued and unpaid interest thereon up to but not including the date of redemption.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the Preliminary Offering Memorandum in making their investment decision. This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the Notes, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes will be offered and sold to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act, or pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirement.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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